Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

QXO, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Depositary Shares representing a 1/20th interest in a share of 5.50% Series B Mandatory Convertible Preferred Stock	Rule 457(r)	11,500,000	$50.00	$575,000,000	$0.00015310	$88,032.50
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 457(i)	N/A	N/A	N/A	N/A	$0.00
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$575,000,000		$88,032.50
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$88,032.50				N/A

(1)          Represents up to 11,500,000 Depositary Shares (the “Depositary Shares”), each representing a 1/20th interest in a share of the Registrant’s 5.50% Series B Mandatory Convertible Preferred Stock, par value $0.001 per share (the “Mandatory Convertible Preferred Stock”), including 1,500,000 Depositary

Shares issuable upon exercise of the underwriters’ option to purchase additional Depositary Shares from the Registrant solely to cover over-allotments, if any. The fee payable in connection with the offering relating to this exhibit has been calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”) and paid in accordance with Rule 456(b) under the Securities Act.

(2)          Includes (i) 34,848,450 shares of the Registrant’s common stock, par value $0.00001 per share (the “Common Stock”), issuable upon conversion of 575,000 shares of Mandatory Convertible Preferred Stock, including 75,000 shares of Mandatory Convertible Preferred Stock issuable upon exercise of the underwriters’ option to purchase additional Depositary Shares from the Registrant solely to cover over-allotments, if any, at the initial maximum conversion rate of 60.6060 shares of Common Stock per Depositary Share; and (ii) up to 16,231,981 shares of Common Stock issuable on account of unpaid dividends on the 575,000 shares of Mandatory Convertible Preferred Stock, based on the initial floor price of $5.78 per share of Common Stock, as described in the prospectus supplement relating to the registration statement to which this exhibit is attached. Under Rule 416, the number of shares of Common Stock whose offer and sale are registered hereby includes an indeterminate number of shares of Common Stock that may be issued in connection with stock splits, stock dividends or similar transactions. Additionally, under Rule 457(i), there is no additional filing fee payable with respect to the shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege or upon mandatory conversion.